Exhibit 99.1

Scientific Games Announces Agreement to Acquire Barcrest Group from International Game Technology

NEW YORK, April 27, 2011 - Scientific Games Corporation (Nasdaq: SGMS) (the “Company”) announced today that it has entered into a definitive agreement to acquire Barcrest Group Limited (“Barcrest”), a leading supplier of gaming content and machines in Europe, from International Game Technology (NYSE: IGT) for approximately 33 million pounds Sterling in cash (subject to certain post-closing adjustments), plus up to approximately 2 million pounds in deferred consideration, the payment of which is subject to the satisfaction of certain conditions relating to a third-party contract. The transaction is conditioned on, among other things, obtaining U.K. competition approvals and certain third-party consents and is anticipated to close during the third quarter of 2011.  Upon closing, Barcrest will be integrated into Scientific Games’ gaming divisions, Global Draw and Games Media.

The acquisition is anticipated to enhance the Company’s gaming business by adding Barcrest’s expansive library of gaming titles, which was compiled over the past 40 years, to Scientific Games’ existing content portfolio and state-of-the-art digital delivery network.  The transaction will also extend the Company’s U.K. server-based gaming presence to new betting shop and pub locations as well as complementary gaming venues, such as bingo halls and gaming centers.  In addition, by acquiring Barcrest, Scientific Games will gain access to new video lottery customers in Italy and the Czech Republic. The acquisition will also provide an existing base of business in interactive gaming, where Barcrest game content is currently available through internet, mobile and other digital delivery channels.

Based on preliminary results for the fiscal year ended September 30, 2010, Barcrest had operating income and depreciation expense of approximately 5.7 million pounds and 4.2 million pounds, respectively, on revenue of approximately 45 million pounds.

“This transaction represents a major step forward in strengthening and expanding our server-based gaming content,” said Ian Timmis, Chief Executive Officer of Global Draw and Games Media.  “In addition, it will provide the opportunity for us to bring the advanced capabilities of our state-of-the-art gaming systems and operational expertise to new wide area gaming venues, such as U.K.-based gaming centers and bingo halls, along with venues in Italy and the Czech Republic.”

Lorne Weil, Chairman and Chief Executive Officer of Scientific Games added, “We have a strong track record of executing value-enhancing transactions and anticipate the acquisition of Barcrest will continue this tradition.  We believe there are significant benefits that may be achieved by distributing Barcrest’s content across our server-based gaming businesses, as well as offering games through additional delivery channels, including internet and mobile.”

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games’ integrated array of products and services include instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines and associated gaming control systems. For more information, please visit our website at www.scientificgames.com.

Company Contact:
Cindi Buckwalter, Investor Relations
(212) 754-2233

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to complete the proposed acquisition of Barcrest Group Limited; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; pending legal challenges that may affect our joint venture’s Illinois lottery private management agreement or the failure of our joint venture to meet the net income targets or otherwise realize the anticipated benefits under such agreement; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.